June 17, 1997

The Royce Fund
1414 Avenue of the Americas
New York, New York 10019


Re:  Combination of Royce Value Fund
     With and Into Pennsylvania Mutual Fund
     --------------------------------------



Gentlemen:

          We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the combination (the "Transaction") of Royce Value Fund (the "Acquired Series"), a series of The Royce Fund (the "Fund"), a Delaware business trust registered as an open-end diversified management investment company under the Investment Company Act of 1940, with and into Pennsylvania Mutual Fund (the "Acquiring Series"), a separate series of the Fund.

          The Transaction is being effectuated as the transfer by the Acquired Series of all its assets and liabilities to the Acquiring Series, solely in exchange for newly issued shares of a class of beneficial interests of the Acquiring Series and the assumption by the Acquiring Series of the liabilities of the Acquired Series, followed by the distribution to the shareholders of the Acquired Series, in complete liquidation of the Acquired Series, of all the shares of the Acquiring Series issued in the Transaction, pursuant to a Plan of Reorganization for the Transaction adopted by the Fund as of March 13, 1997 (the "Plan of Reorganization").

          In connection with rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and information contained in the following documents:

          1.        The Plan of Reorganization;

          2. A letter from the Fund to us, dated the date hereof and incorporated herein by reference, setting forth certain representations by the Fund (on behalf of the Acquired Series and the Acquiring Series) upon which we are relying in rendering this opinion;

          3. The Prospectus/Proxy Statement, dated April 30, 1997, furnished to shareholders of the Acquired Series in connection with a special meeting of the shareholders held on May 28, 1997;
and

          4. Such other instruments and documents as we have deemed necessary or appropriate to review in rendering this opinion.

          In rendering this opinion, we have assumed (without any independent investigation or review thereof) that: original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents (which are authentic), and there has been (or will be by the effective time of the Transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof; and the Transaction will be consummated in accordance with and effective under applicable state law.

          Our opinion is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published revenue rulings, revenue procedures and other announcements of the Internal Revenue Service (the "Service"), and existing judicial decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the effective date of such changes and could adversely affect the conclusions set forth herein.

          Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         (i) the Transaction will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Series and the Acquiring Series each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by (A) the Acquired Series upon the transfer of all its assets and liabilities to the Acquiring Series solely in exchange for shares of the Acquiring Series and the assumption by the Acquiring Series of the liabilities of the Acquired Series, or (B) the Acquiring
Series upon its receipt of the assets of the Acquired Series in exchange for Acquiring Series shares;

         (iii) no gain or loss will be recognized by the shareholders of the Acquired Series on their receipt of shares of the Acquiring Series in exchange for their Acquired Series shares;

         (iv) the tax basis of the Acquiring Series shares received by a shareholder of the Acquired Series will be the same as the tax basis of the Acquired Series shares exchanged therefor; and

         (v) the holding period of the Acquiring Series shares received by a shareholder of the Acquired Series will include the holding period of the shareholder's Acquired Series shares exchanged therefor, provided that such Acquired Series shares were held by the shareholder as a capital asset on the date of the Transaction.

          Our opinion represents our conclusions regarding the application of existing U.S. federal income tax law to the Transaction. If the facts vary from those relied upon (including if any representations, covenants, information or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), the conclusions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind.

          Except as expressly set forth above, we express no opinion on any other issue relating to the Transaction, the Fund or its shareholders. This opinion is being delivered for the purpose of satisfying the condition set forth in Section 5 of the Plan of Reorganization, and may not be relied upon or utilized for any other purpose or by any person other than the Fund and its shareholders without our prior written consent.

                         Very truly yours,

                         Rosenman & Colin LLP


                         By: S/JILL E. DARROW
                             ----------------
                             Jill E. Darrow, a Partner